Exhibit 16.1

Deloitte & Touche LLP 100 Kimball Drive Parsippany, NJ 07054-0319 USA

Tel: 973 602 6000 Fax: 973 602 5050 www.deloitte.com

May 13, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Realogy Corporation’s Form 8-K/A dated May 13, 2009, and have the following comments:

1)	We agree with the statements made in the first, third, fourth, fifth and sixth paragraphs.
2)	We have no basis which to agree or disagree with the statements made in the second paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Member of Deloitte Touche Tohmatsu